EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President and Chief Financial Officer (919) 783-4660 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. REPORTS THIRD-QUARTER RESULTS

Company Delivers Double-Digit Revenue and Earnings Growth

Earnings Per Diluted Share of $1.54, Up 13%; Consolidated Net Sales Increase 12%

Aggregates Volume and Pricing Growth in All Reportable Segments

Specialty Products Posts Third-Quarter Record Net Sales and Earnings from Operations

RALEIGH, North Carolina (November 7, 2013) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced its results for the third quarter and nine months ended September 30, 2013.

Ward Nye, President and CEO of Martin Marietta Materials, stated: “We are pleased to report a double-digit increase in both revenues and earnings in the third quarter of 2013. Our performance was driven largely by the ongoing recovery in private-sector construction activity, as well as solid execution of our long-term strategic plans and diligent management of our cost structure. I am especially proud of the fact that our Company achieved these strong results despite the continued public-sector construction headwinds. The combination of a 12% increase in consolidated net sales over the prior-year quarter and our ongoing focus on controlling costs resulted in a 13% increase in earnings per diluted share. These results reflect new third-quarter records for both net sales and earnings from operations in the Specialty Products business, as well as volume and pricing growth in the aggregates product line.”

The Aggregates business experienced volume and pricing increases from all reportable segments and pricing growth in all product lines. An 8.1% increase in aggregates product line shipments led to increased operating leverage, as illustrated by a 220-basis-point improvement in the Aggregates business’ operating margin (excluding freight and delivery revenues). The Specialty Products business benefitted from strong dolomitic lime sales, including the capacity expansion from the recently completed kiln in Ohio, which led to a 13% increase in the segment’s net sales.

“We are encouraged by significant improvements in our markets and believe, as do most third-party forecasters, that significant upside potential remains in both the residential and nonresidential construction segments. Additionally, our Aggregates business will benefit from the current boom in shale gas production, as well as planned follow-on development. We are confident that these trends bode especially well for our business,” Nye said.

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

Notable Items (all comparisons, unless noted, are versus the prior-year third quarter)

•	Earnings per diluted share of $1.54 compared with $1.36

•	Record consolidated net sales of $600.5 million compared with $537.5 million

•	Aggregates product line volume up 8.1%; aggregates product line pricing up 2.3%

•	Consolidated gross margin (excluding freight and delivery revenues) of 23.8%, up 70 basis points

•	Specialty Products third-quarter record net sales of $55.8 million and earnings from operations of $17.3 million

•	Consolidated selling, general and administrative (“SG&A”) expenses of $37.1 million, or 6.2% of net sales

•	Consolidated earnings from operations of $108.8 million compared with $91.5 million

•	Acquired and successfully integrated three aggregates quarries in Atlanta, Georgia

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE VERSUS THE PRIOR-YEAR THIRD QUARTER)

Nye continued, “Each of the Aggregates business’ reportable segments posted aggregates product line volume growth, led by an 8.1% increase in the Mid-America Group. Consistent with trends noted earlier in the year, private-sector construction generated this growth. The nonresidential market, which comprised 30% of third-quarter aggregates shipments, increased 19% and growth was notable in both commercial construction and the energy sector. The residential market achieved volume growth of 15% and accounted for 13% of our quarterly shipments. Housing permits and starts, key indicators for residential construction activity, continue to have strong year-over-year improvement, which should help sustain the recovery in this market. The ChemRock/Rail market, 11% of aggregates volumes, reported higher ballast shipments and increased 13% over the prior-year quarter.

“Shipments to the infrastructure end-use market, which represented the remaining 46% of our aggregates product line business, were essentially flat with the prior-year quarter. Federal budget and deficit disputes and the uncertainty over future highway funding levels beyond the September 2014 expiration of the Moving Ahead for Progress in the 21st Century Act, or MAP-21, have contributed to the reluctance of many states and municipalities to commit to large-scale projects. Additionally, while awards under the Transportation Infrastructure Finance and Innovation Act (TIFIA) component of MAP-21 have the ability to leverage up to $50 billion in financing for transportation projects of either national or regional significance, they continue to move at a slower pace versus earlier expectations with only two projects being awarded. While we still expect TIFIA to benefit several of our major markets – namely Texas, North Carolina and Florida – we do not expect any meaningful impact before the second half of 2014, and more notably in 2015.

“Despite federal-level funding delays and concerns, we are encouraged by states’ recognition of the importance of sustained infrastructure investment. We have seen year-over-year growth in highway contract awards and construction employment in several of our key states, including Texas, Georgia, Colorado and Virginia. In Georgia, three regions in the southern part of the state began collecting a special-purpose local option sales tax on January 1, 2013. These monies are earmarked for transportation improvements, and we expect the pace of projects funded by this tax to accelerate as we move into 2014. Additionally, we anticipate a significant reconstruction effort in Colorado as a result of the recent flooding. We are well-positioned to work with the local Colorado communities to repair and/or replace hundreds of miles of washed-out roads and the significant number of destroyed homes, businesses and bridges.

“Pricing momentum in the Aggregates business continued with each of our product lines reporting growth. Importantly, for the third quarter in a row, each of our reportable segments achieved pricing improvement in the aggregates product line, enabling us to achieve an overall increase of 2.3%. Our vertically integrated businesses also achieved pricing growth, with the ready mixed concrete and asphalt product lines reporting increases of 7.0% and 1.6%, respectively.

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

“We were pleased to leverage our sales growth into a 70-basis-point expansion of consolidated gross margin (excluding freight and delivery revenues). In fact, we achieved gross margin improvement in each of our Aggregates business’ three reportable segments, with the Southeast and West Groups each reporting a 200-basis-point expansion. Growth in the Mid-America Group was led by the Mid-Atlantic Division, which once again leveraged an increase in aggregates shipments into an incremental gross margin (excluding freight and delivery revenues) exceeding our publicly stated expectations.

“SG&A expenses were 6.2% of net sales, a 20-basis-point increase compared with the prior-year quarter. On an absolute basis, SG&A expenses increased $5.0 million, in part due to higher pension and an information systems upgrade we successfully completed in October. Our implementation team did an outstanding job on this multi-year project while maintaining disciplined focus on their recurring responsibilities.

“In July, we completed an acquisition of three aggregates quarries in the greater Atlanta, Georgia, area. This transaction added over 800 million tons of permitted aggregates reserves, which enhances our long-term position in this market. The integration of these locations is complete, and we look forward to the contributions from these quarries.

“Specialty Products continued its strong performance and generated record third-quarter net sales of $55.8 million, a 13% increase over the prior-year quarter. Sales growth was attributable to the dolomitic lime product line, reflecting the contribution from the Woodville kiln that became operational during the fourth quarter of 2012. While margins were negatively affected by a planned kiln outage for maintenance and higher coal costs, the business generated a third-quarter record $17.3 million in earnings from operations.

LIQUIDITY AND CAPITAL RESOURCES

“Cash provided by operating activities for the first nine months of 2013 was $165.6 million compared with $122.0 million in 2012. The improvement is attributable to the absence of significant business development costs incurred 2012.

“At September 30, 2013, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.06 times, in compliance with our covenant.

FULL-YEAR 2013 AND PRELIMINARY 2014 OUTLOOK

“As noted above, we are encouraged by various positive trends in our business and markets – especially in private-sector employment and construction. We anticipate volumes in the nonresidential end-use market to increase in the mid-single digits given that the Architecture Billings Index, or ABI, a leading economic indicator for nonresidential construction spending activity, remains at a strong level and has shown consistent growth over the last year. Residential construction is experiencing a level of growth not seen since late 2005 with seasonally-adjusted starts ahead of any period since 2008. We believe this trend in housing starts will continue and our residential end-use market will experience high single-digit volume growth. By contrast, the weather-related slowdown in aggregates shipments experienced in the first half of the year, coupled with the hesitancy created by the uncertainty of future federal highway funding levels, leads us to expect aggregates shipments to the infrastructure end-use market to be down in the mid-single digits for the full year. Our ChemRock/Rail end-use market is expected to be flat compared with 2012.

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

“Cumulatively, dependent on fourth-quarter weather, we anticipate aggregates product line shipments will be flat to slightly up as compared with 2012 levels. We currently expect aggregates product line pricing will increase 2% to 4% for the full year compared with 2012. A variety of factors beyond our direct control may continue to exert pressure on our volumes, and our forecasted pricing increase will not be uniform across the company.

“We expect our vertically integrated businesses to generate between $335 million and $355 million of net sales and $18 million to $20 million of gross profit.

“Aggregates product line direct production costs per ton should be up slightly compared with 2012. SG&A expenses, excluding costs in 2013 and 2012 related to the information systems upgrade, as a percentage of net sales are expected to remain relatively flat compared with 2012.

“Net sales for the Specialty Products segment are expected to be between $220 million and $230 million, generating $81 million to $85 million of gross profit. Steel utilization and natural gas prices are two key factors for this segment.

“Interest expense is expected to remain relatively flat compared with 2012. Our effective tax rate is expected to approximate 26%, excluding discrete events. Capital expenditures are forecast at $155 million.

“We have started framing a preliminary 2014 outlook for our end-use markets and, while the current environment in Washington, D.C., reduces clarity, we have formed an initial view based on our internal observations in conjunction with McGraw Hill Construction’s recent economic forecast. We currently expect shipments to the infrastructure end-use market to increase slightly. We anticipate our nonresidential end-use market to increase in the mid-to-high single digits, led by strength in the commercial component and energy sector. We believe the recent positive trend in housing starts will continue and our residential end-use market will experience double-digit volume growth. Finally, we expect our ChemRock/Rail end-use market to be up low single digits compared with 2013.”

RISKS TO OUTLOOK

The full-year 2013 and preliminary 2014 outlook include management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to the Corporation’s performance will be the United States economy and its impact on construction activity. While transportation investment is mostly exempt from spending cuts, the impact of sequester may increase in future periods. While both MAP-21 and TIFIA credit assistance are excluded from the federal budget sequester and the U.S. debt ceiling limit, the ultimate resolution of these issues may have a significant impact on the economy and, consequently, construction activity. In addition, the prolonged government shutdown may further erode consumer confidence, which may negatively impact investment in construction projects. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a reduction in ChemRock/Rail shipments resulting from the uncertainty as to the timing and funding levels of the domestic farm bill and declining coal traffic on the railroads. Further, increased highway

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina, a state that disproportionately affects the Corporation’s revenue and profitability, is among the states experiencing these fiscal pressures, although recent statistics indicate that transportation and tax revenues are increasing. The Specialty Products business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Corporation’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks and drivers to transport our product, particularly in markets experiencing increased demand due to energy-sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its third-quarter 2013 earnings conference call later today (November 7, 2013). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 94574659.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity; a slowdown in residential construction recovery; a reduction in shipments due to decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$600.5	$537.5	$1,451.8	$1,376.9
Freight and delivery revenues	64.8	54.8	158.7	152.7

Total revenues	665.3	592.3	1,610.5	1,529.6

Cost of sales	457.4	413.5	1,188.9	1,126.5
Freight and delivery costs	64.8	54.8	158.7	152.7

Total cost of revenues	522.2	468.3	1,347.6	1,279.2

Gross profit	143.1	124.0	262.9	250.4

Selling, general and administrative expenses	37.1	32.1	112.6	100.4
Business development costs	0.1	—	0.7	35.1
Other operating (income) and expenses, net	(2.9)	0.4	(5.6)	(1.0)

Earnings from operations	108.8	91.5	155.2	115.9

Interest expense	13.5	13.2	40.6	40.0
Other nonoperating expenses and (income), net	0.1	0.6	0.3	(1.4)

Earnings from continuing operations before taxes on income	95.2	77.7	114.3	77.3
Income tax expense	22.9	13.7	29.6	12.5

Earnings from continuing operations	72.3	64.0	84.7	64.8

Loss on discontinued operations, net of related tax benefit of $0.2, $0.4, $0.3 and $0.5, respectively	(0.3)	(0.3)	(0.4)	(1.0)

Consolidated net earnings	72.0	63.7	84.3	63.8
Less: Net earnings (loss) attributable to noncontrolling interests	0.2	0.8	(1.0)	0.9

Net earnings attributable to Martin Marietta Materials, Inc.	$71.8	$62.9	$85.3	$62.9

Net earnings (loss) attributable to Martin Marietta Materials, Inc. per common share:
Basic from continuing operations attributable to common shareholders	$1.56	$1.37	$1.85	$1.39
Discontinued operations attributable to common shareholders	(0.01)	(0.01)	(0.01)	(0.02)

	$1.55	$1.36	$1.84	$1.37

Diluted from continuing operations attributable to common shareholders	$1.55	$1.37	$1.85	$1.38
Discontinued operations attributable to common shareholders	(0.01)	(0.01)	(0.01)	(0.02)

	$1.54	$1.36	$1.84	$1.36

Cash dividends per common share	$0.40	$0.40	$1.20	$1.20

Weighted-average common shares outstanding:
Basic	46.2	45.9	46.1	45.8

Diluted	46.3	46.0	46.3	45.9

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales:
Aggregates Business:
Mid-America Group	$216.4	$194.2	$509.0	$493.5
Southeast Group	64.9	57.0	171.5	171.0
West Group	263.4	236.9	603.8	560.8

Total Aggregates Business	544.7	488.1	1,284.3	1,225.3
Specialty Products	55.8	49.4	167.5	151.6

Total	$600.5	$537.5	$1,451.8	$1,376.9

Gross profit (loss):
Aggregates Business:
Mid-America Group	$77.0	$68.4	$136.6	$131.7
Southeast Group	2.6	1.1	(2.9)	0.3
West Group	43.3	34.1	69.9	60.5

Total Aggregates Business	122.9	103.6	203.6	192.5
Specialty Products	19.9	19.7	60.8	59.1
Corporate	0.3	0.7	(1.5)	(1.2)

Total	$143.1	$124.0	$262.9	$250.4

Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$12.5	$12.9	$37.4	$39.9
Southeast Group	4.4	4.3	13.4	13.7
West Group	11.5	11.2	34.5	33.5

Total Aggregates Business	28.4	28.4	85.3	87.1
Specialty Products	2.6	2.2	7.6	6.9
Corporate	6.1	1.5	19.7	6.4

Total	$37.1	$32.1	$112.6	$100.4

Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$66.4	$56.4	$102.3	$95.0
Southeast Group	(1.4)	(3.5)	(14.9)	(15.0)
West Group	32.3	23.7	38.4	29.2

Total Aggregates Business	97.3	76.6	125.8	109.2
Specialty Products	17.3	17.0	53.1	52.7
Corporate	(5.8)	(2.1)	(23.7)	(46.0)

Total	$108.8	$91.5	$155.2	$115.9

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales by product line:
Aggregates Business:
Aggregates	$411.2	$371.4	$1,016.3	$985.6
Asphalt	23.8	28.9	52.2	61.7
Ready Mixed Concrete	41.8	31.5	103.4	78.7
Road Paving	67.9	56.3	112.4	99.3

Total Aggregates Business	544.7	488.1	1,284.3	1,225.3
Specialty Products Business	55.8	49.4	167.5	151.6

Total	$600.5	$537.5	$1,451.8	$1,376.9

Gross profit (loss) by product line:
Aggregates Business:
Aggregates	$108.2	$94.5	$189.2	$182.9
Asphalt	7.3	6.3	9.8	9.0
Ready Mixed Concrete	3.1	0.5	4.9	0.4
Road Paving	4.3	2.3	(0.3)	0.2

Total Aggregates Business	122.9	103.6	203.6	192.5
Specialty Products Business	19.9	19.7	60.8	59.1
Corporate	0.3	0.7	(1.5)	(1.2)

Total	$143.1	$124.0	$262.9	$250.4

Depreciation	$41.0	$41.5	$122.1	$125.5
Depletion	1.7	1.5	3.9	3.5
Amortization	1.4	1.2	4.1	4.0

	$44.1	$44.2	$130.1	$133.0

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$57.2	$25.4	$35.4
Accounts receivable, net	331.0	224.1	296.9
Inventories, net	350.4	332.3	335.1
Other current assets	107.1	118.6	117.7
Property, plant and equipment, net	1,782.6	1,753.2	1,750.9
Intangible assets, net	665.7	666.6	667.3
Other noncurrent assets	43.1	40.7	39.9

Total assets	$3,337.1	$3,160.9	$3,243.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$6.2	$5.7	$6.7
Other current liabilities	220.2	167.6	210.4
Long-term debt (excluding current maturities)	1,107.2	1,042.2	1,092.1
Other noncurrent liabilities	504.6	495.1	464.0
Total equity	1,498.9	1,450.3	1,470.0

Total liabilities and equity	$3,337.1	$3,160.9	$3,243.2

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2013	2012
Operating activities:
Consolidated net earnings	$84.3	$63.8
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	130.1	133.0
Stock-based compensation expense	5.4	5.9
Gains on divestitures and sales of assets	(1.0)	(0.9)
Deferred income taxes	19.2	11.6
Excess tax benefits from stock-based compensation	(2.0)	—
Other items, net	(0.8)	2.3
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(108.1)	(93.2)
Inventories, net	(14.8)	(12.5)
Accounts payable	27.7	7.1
Other assets and liabilities, net	25.6	4.9

Net cash provided by operating activities	165.6	122.0

Investing activities:
Additions to property, plant and equipment	(102.3)	(105.9)
Acquisitions, net	(64.4)	(0.1)
Proceeds from divestitures and sales of assets	3.1	7.8
Loan to affiliate	(3.4)	—

Net cash used for investing activities	(167.0)	(98.2)

Financing activities:
Borrowings of long-term debt	355.5	181.0
Repayments of long-term debt	(290.2)	(142.6)
Change in bank overdraft	10.4	0.1
Dividends paid	(55.6)	(55.3)
Debt issue costs	(0.5)	(0.3)
Issuances of common stock	11.6	3.5
Excess tax benefits from stock-based compensation	2.0	—
Distributions to owners of noncontrolling interests	—	(0.8)

Net cash provided by (used for) financing activities	33.2	(14.4)

Net increase in cash and cash equivalents	31.8	9.4
Cash and cash equivalents, beginning of period	25.4	26.0

Cash and cash equivalents, end of period	$57.2	$35.4

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	8.1%	2.8%	0.4%	2.6%
Southeast Group	4.8%	1.3%	(4.7%)	2.4%
West Group	6.5%	1.7%	0.8%	3.9%
Heritage Aggregates Operations	7.0%	2.2%	(0.2%)	2.8%
Aggregates Product Line (3)	8.1%	2.3%	0.2%	2.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mid-America Group	19,172	17,742	44,387	44,216
Southeast Group	4,612	4,399	12,705	13,334
West Group	15,468	14,528	39,489	39,183

Heritage Aggregates Operations	39,252	36,669	96,581	96,733
Acquisitions	379	—	402	—
Divestitures (4)	—	5	3	36

Aggregates Product Line (3)	39,631	36,674	96,986	96,769

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Unit Shipments by Product Line (in thousands):

Aggregates tons - external customers	38,109	35,254	93,516	93,380
Internal aggregates tons used in other product lines	1,522	1,420	3,470	3,389

Total aggregates tons	39,631	36,674	96,986	96,769

Asphalt tons - external customers	464	538	1,072	1,329
Internal asphalt tons used in road paving business	761	717	1,257	1,203

Total asphalt tons	1,225	1,255	2,329	2,532

Ready Mixed Concrete - cubic yards	496	418	1,261	1,062

Average unit sales price by product line (including internal sales):
Aggregates	$10.55/ton	$10.32/ton	$10.62/ton	$10.33/ton

Asphalt	$41.76/ton	$41.11/ton	$42.11/ton	$40.84/ton

Ready Mixed Concrete	$83.44/cubic yard	$77.99/cubic yard	$82.59/cubic yard	$76.55/cubic yard

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2013 and 2012, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

CONSOLIDATED

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2013	2012	2013	2012
Gross profit	$143.1	$124.0	$262.9	$250.4

Total revenues	$665.3	$592.3	$1,610.5	$1,529.6

Gross margin	21.5%	20.9%	16.3%	16.4%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Gross Margin Excluding Freight and Delivery Revenues	2013	2012	2013	2012
Gross profit	$143.1	$124.0	$262.9	$250.4

Total revenues	$665.3	$592.3	$1,610.5	$1,529.6
Less: Freight and delivery revenues	(64.8)	(54.8)	(158.7)	(152.7)

Net sales	$600.5	$537.5	$1,451.8	$1,376.9

Gross margin excluding freight and delivery revenues	23.8%	23.1%	18.1%	18.2%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2013	2012	2013	2012
Earnings from operations	$108.8	$91.5	$155.2	$115.9

Total revenues	$665.3	$592.3	$1,610.5	$1,529.6

Operating margin	16.4%	15.5%	9.6%	7.6%

	Three Months Ended		Nine Months Ended
Operating Margin Excluding Freight and Delivery Revenues	September 30,		September 30,
	2013	2012	2013	2012
Earnings from operations	$108.8	$91.5	$155.2	$115.9

Total revenues	$665.3	$592.3	$1,610.5	$1,529.6
Less: Freight and delivery revenues	(64.8)	(54.8)	(158.7)	(152.7)

Net sales	$600.5	$537.5	$1,451.8	$1,376.9

Operating margin excluding freight and delivery revenues	18.1%	17.0%	10.7%	8.4%

AGGREGATES BUSINESS

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
Earnings from operations	$97.3	$76.6	$125.8	$109.2

Total revenues	$604.7	$538.2	$1,428.4	$1,364.0

Operating margin	16.1%	14.2%	8.8%	8.0%

	Three Months Ended		Nine Months Ended
Operating Margin Excluding Freight and Delivery Revenues	September 30,		September 30,
Earnings from operations	$97.3	$76.6	$125.8	$109.2

Total revenues	$604.7	$538.2	$1,428.4	$1,364.0
Less: Freight and delivery revenues	(60.0)	(50.1)	(144.1)	(138.7)

Net sales	$544.7	$488.1	$1,284.3	$1,225.3

Operating margin excluding freight and delivery revenues	17.9%	15.7%	9.8%	8.9%

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MLM Announces Third-Quarter 2013 Results

November 7, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.50 times as of September 30, 2013, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at September 30, 2013. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
October 1, 2012 to
September 30, 2013
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$106.8
Add back:
Interest expense	54.0
Income tax expense	33.9
Depreciation, depletion and amortization expense	169.6
Stock-based compensation expense	7.2
Deduct:
Interest income	(0.3)

Consolidated EBITDA, as defined	$371.2

Consolidated Debt, including debt guaranteed by the Corporation, at September 30, 2013	$1,135.3
Less: Unrestricted cash and cash equivalents in excess of $50 at September 30, 2013	—

Consolidated Net Debt, as defined, at September 30, 2013	$1,135.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2013 for the trailing twelve-month EBITDA	3.06 times

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three and nine months ended September 30, 2013 and 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$151.6	$133.3	$283.9	$246.4

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Earnings Attributable to Martin Marietta Materials, Inc.	$71.8	$62.9	$85.3	$62.9
Add back:
Interest Expense	13.5	13.2	40.6	40.0
Income Tax Expense for Controlling Interests	22.7	13.3	29.4	11.9
Depreciation, Depletion and Amortization Expense	43.6	43.9	128.6	131.6

EBITDA	$151.6	$133.3	$283.9	$246.4

-END-